Exhibit 4.38

Share Pledge Agreement

This Share Pledge Agreement (this “Agreement”) is entered into by and between the following parties on March 17, 2022.

(1)

Shanghai Aihui Trading Co., Ltd. (a wholly foreign-owned enterprise duly incorporated and validly existing under the laws of the PRC) with its registered address at Room 611, Building 1, 1616 Changyang Road, Yangpu District, Shanghai (the “Pledgee”); and

(2)	Xianxing HUANG ((Exit-Entry Permit Number for Travelling to and from Hong Kong and Macao: ***) (the “Pledgor”).

WHEREAS, the Pledgor holds the equity interests in Shanghai Wanwuxinsheng Environmental Protection Technology Group Co., Ltd. (a limited liability company duly incorporated and validly existing under the laws of the PRC with its registered address at Room 1101-1103, No. 433 Songhu Road, Yangpu District, Shanghai (the “Company”) in proportion to the capital contribution as set out below:

Shareholder	Subscribed Capital Contribution	Shareholding Percentage
Xianxing HUANG	RMB500,000	1.0000%

WHEREAS, (i) the Company (formerly known as: Shanghai Yueyee Network Information Technology Co., Ltd.) and the Pledgee entered into the Exclusive Technical Consulting and Management Services Agreement on August 31, 2012 (including any and all subsequent amendments thereto and restatements thereof, the “Service Agreement”); (ii) the Company, the Pledgee and its shareholders entered into the Business Operation Agreement on August 31, 2012 (including any and all subsequent amendments thereto and restatements thereof, the “Business Operation Agreement”); (iii) the Company, the Pledgee and its shareholders entered into the Voting Proxy Agreement on August 31, 2012 (including subsequent amendments thereto and restatements thereof, the “Voting Proxy Agreement”); (iv) the Company, the Pledgee and the Pledgor entered into the Joinder Agreement upon execution hereof (including subsequent amendments thereto and restatements thereof, the “Joinder Agreement”), and thereby entered into the Business Operation Agreement and Voting Proxy Agreement as the Founding Shareholder and the Principal respectively; (v) the Pledgor issued the Power of Attorney to the Pledgee upon execution hereof (including subsequent amendments thereto and restatements thereof, the “Power of Attorney”); (vi) the Pledgee and the Pledgor entered into the Option Purchase Agreement upon execution hereof (including subsequent amendments thereto and restatements thereof, the “Option Purchase Agreement”) (the Service Agreement, the Business Operation Agreement, the Voting Proxy Agreement, the Joinder Agreement, the Power of Attorney and the Option Purchase Agreement are hereinafter referred to collectively as the “Master Agreement”), pursuant to which the Company and/or the Pledgor shall be obligated to pay the service fees and relevant interest, liquidated damages, compensations and other losses caused to the Pledgee as a result of any default committed by the Company and/or the Pledgor (the “Secured Obligations”);

WHEREAS, the Pledgor agrees to pledge his equity interest in the registered capital of the Company to the Pledgee to guarantee (i) the performance of the aforementioned Secured Obligations by the Pledgor and the Company, and (ii) the performance of all the contractual obligations of the Pledgor and the Company under the Master Agreement (“Contract Obligations”), and the Pledgee is willing to accept such pledge in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, the Pledgor and the Pledgee agree as follows:

1.	Pledge

1.1	Subject Matter of Pledge

The subject matter pledged by the Pledgor to the Pledgee hereunder shall be his equity interests in the Company’s registered capital, whether now owned or hereafter acquired by the Pledgor, together with all dividends and bonuses acquired therefrom during the term hereof (the “Pledged Equity Interests”) in which the Pledgor pledges to the Pledgee his equity interests held in the Company in an amount of RMB500,000.

1.2	Pledge

The Pledgor is willing to pledge the Pledged Equity Interests described above to guarantee the performance of all Secured Obligations and Contractual Obligations by the Pledgor and the Company.

1.3	Realization of Pledge

In the event that (i) the Company fails to perform the Secured Obligations pursuant to the Master Agreement, or (ii) the Pledgor or the Company fails to perform the Contractual Obligations pursuant to the Master Agreement, the Pledgee shall dispose of the Pledged Equity Interests in accordance with the Civil Code of the People’s Republic of China and other pertinent laws and regulations, and shall have the right to firstly by law get compensated from the proceeds of such disposal and apply them to the satisfaction of the Secured Obligations and payment of any other relevant expenses. It is agreed that the proceeds acquired under this Article shall be applied in the following order of priority: (1) the payment of all taxes incurred due to the disposal of the Pledged Equity Interests; (2) the repayment of outstanding Secured Obligations owed by the Pledgor; (3) if there remains any balance upon deduction of the payments set forth in the preceding Items from such proceeds, in the absence of any payable by the Pledgor or the Company to the Pledgee, the Pledgee shall refund such balance to the Pledgor. In such case, the Pledgor, as a shareholder of the Company, agrees to waive his right of first refusal and agrees that the Pledgee has the right to purchase such Pledged Equity Interests.

Unless otherwise agreed in writing by the Pledgee in writing upon execution hereof, the pledge hereunder may be released subject to the Pledgee’s written approval and only to the extent that the Company and the Pledgor have duly performed all their obligations and responsibilities under the Master Agreement. In the event that the Pledgor fails to fully perform all or any part of their obligations or responsibilities under the Master Agreement as of the expiration thereof, the Pledgee remains entitled to the pledge hereunder until all such obligations and responsibilities have been fully performed.

1.4	Term of Pledge

The pledge hereunder shall take effect as of the date on which the pledge of the Pledged Equity Interests hereunder is registered with competent administration for market regulation, and shall lapse upon the satisfaction of all Secured Obligations and performance of all Contractual Obligations.

2.	Representations and Warranties

2.1	The Pledgor hereby represents and warrants to Pledgee that:

(1)

The Pledgor is the legal owner of the Pledged Equity Interests and has the right to pledge the same to the Pledgee, whereupon the Pledgee will not be legally or factually inhibited from exercising the pledge.

(2)

The Pledgor has obtained all such approvals and authorizations as may be necessary to execute this Agreement, and this Agreement is valid and binding upon the Pledgor, enforceable against the Pledgor in accordance with its terms.

(3)

The execution and performance of this Agreement by the Pledgor will not constitute a violation of any other agreement to which he is a party (other than the Option Purchase Agreement) or any applicable laws and regulations and relevant government approvals, licenses or authorizations by which he is bound.

(4)

There is no security interest, right of set-off or other similar encumbrance on the Pledged Equity Interests on the execution date hereof, except for the option granted to the Pledgee under the Option Purchase Agreement.

(5)	At no time shall the exercise of the Pledgee’s rights by its board of directors pursuant to this Agreement be interfered with by any other party, unless by judicial or administrative authorities.

(6)

Without the prior written consent of the Pledgee, the Pledgor shall not transfer or otherwise dispose of the Pledged Equity Interests (or any part thereof), nor shall the Pledgor directly or indirectly cause or allow any other encumbrance to be created on the Pledged Equity Interests, other than the option granted by the Pledgor to the Pledgee pursuant to the Option Purchase Agreement.

(7)

Without the prior written consent of the Pledgee, the Pledgor shall not change or allow the change of the Pledged Equity Interests that may decrease the value of the Pledged Equity Interests (except for the purpose of performing the Master Agreement).

(8)	There is no pending civil, administrative or criminal proceeding, administrative penalty or arbitration with respect to the Pledged Equity Interests on the execution date hereof.

(9)	There is no outstanding tax or cost or legal proceeding or procedure that should be completed but not completed with respect to the Pledged Equity Interests on the execution date hereof.

(10)	Pledgor agrees to execute an irrevocable proxy power of attorney.

(11)

The Pledgor agrees that the exercise by the Pledgee of its rights pursuant to this Agreement shall not be interrupted or hindered by the Pledgor or any of his successors or assigns or any other person.

(12)

All provisions hereof represent the true intention of the Pledgor, and are legally binding upon the Pledgor. In the event that the Pledgor fails to perform or fully perform any of his warranties, covenants, agreements or representations, the Pledgor shall indemnify the Pledgee against actual losses incurred thereby.

2.2	The Pledgee hereby represents and warrants that:

(1)	Pledgee is a wholly foreign-owned enterprise duly incorporated and validly existing under the laws of the People's Republic of China.

(2)	Pledgee has obtained all necessary approvals and authorizations as may be necessary to execute this Agreement, and this Agreement is valid and binding upon the Pledgee.

3.	Effectiveness and Term

3.1

This Agreement shall become effective as of the date it is signed by authorized representatives of the parties. The pledge hereunder shall take effect on the date of completion of the pledge registration procedures of the Pledged Equity Interests with competent administration for market regulation at the place of registration of the Company.

3.2	It is agreed to record the pledge of the Pledged Equity Interests in the Company’s shareholder register on the execution date hereof.

3.3	This Agreement shall terminate upon the termination of the Master Agreement by law and the satisfaction of all Secured Obligations in accordance with the terms and conditions contained therein.

4.	Possession and Custody of Share Certificates

4.1

During the term of the pledge set forth herein, the Pledgor shall deliver to the Pledgee the possession of an original copy of their respective share certificates issued by the Company. The Pledgor shall deliver an original copy of such share certificates to the Pledgee within five (5) business days of the execution date hereof, and shall furnish the Pledgee with proof evidencing that the pledge hereunder has been duly recorded in the shareholder register, and shall complete all such approvals, registrations and filings as required by the laws of the People’s Republic of China (including but not limited to the registration of the pledge of the Pledged Equity Interests with competent administration for market regulation at the place of registration of the Company).

4.2

To the extent required by law to change any pledge related matter recorded in the Company’s shareholder register, the Pledgor shall record such change within fifteen (15) days thereof and go through relevant change registration procedures with competent administration for market regulation at the place of registration of the Company.

4.3

During the term of the pledge, the Pledgor shall instruct the Company not to distribute any dividend or bonus or adopt any profit distribution plan; if the Pledgor acquires monetary interests of any nature from the Pledged Equity Interests other than dividends, bonuses or other profit distribution plans, the Pledgor shall, upon the request of the Pledgee, instruct the Company to remit relevant funds directly into the Pledgee’s designated bank account, which funds shall not be used by the Pledgor without the prior written consent of the Pledgee.

4.4

During the term of the pledge, if the Pledgor acquires additional equity interests as a result of the distribution plan adopted by the Company for its shareholders or their additional capital contributions to the Company or otherwise, then such additional equity interests shall automatically become the Pledged Equity Interests hereunder, and the Pledgor shall complete all such procedures as may be necessary to pledge such equity interests upon acquisition thereof. In the event that the Pledgor fails to complete relevant procedures as per the preceding provision, the Pledgee shall have the right to forthwith realize the pledge pursuant to Article 6 hereof.

4.5

In the case of the Pledgor being the Pledgee’s employees, if either Pledgor terminates his employment relationship with the Pledgee during the term of the pledge, the Pledgor hereby agrees and covenants that he will transfer all of the Company’s equity interests held by him to any third person designated by the Pledgee, whereupon such third person shall have all rights and obligations of such Pledgor under the Master Agreement. Such covenant shall be irrevocable during the term of this Agreement.

5.	Event of Default

5.1.	Any one of the following events shall be deemed an event of default hereunder:

(1)

The Company or any of its successors or assigns fails to timely and fully pay any service fees payable under the Service Agreement, or either Pledgor or any of his successors or assigns fails to perform the Business Operation Agreement and the Option Purchase Agreement;

(2)	Any representation, warranty or covenant made by either Pledgor in Article 2 hereof is substantially misleading or incorrect, and/or is breached by such Pledgor;

(3)	The Pledgor commits a serious breach of any provision hereof;

(4)	The Pledgor relinquishes the Pledged Equity Interests or arbitrarily transfers or otherwise disposes of the Pledged Equity Interests without the written consent of the Pledgee;

(5)

Any of the Pledgor’s external loans, guaranties, compensations, undertakings or other obligations (i) is required to be repaid or performed prior to the scheduled due date due to his default hereunder or (ii) becomes due but cannot be repaid or performed as scheduled, thus causing the Pledgee to believe that the Pledgor’s ability to perform his obligations hereunder has been affected, which would have an adverse effect on the Pledgee’s interests;

(6)	The Pledgor is unable to repay general debts or other debts, which would have an adverse effect on the Pledgee’s interests;

(7)	This Agreement is rendered illegal or the Pledgor is rendered incapable of continuing to perform his obligations hereunder by reason of the promulgation of applicable laws;

(8)	Any government consent, license, approval or authorization necessary to render this Agreement to be enforceable, legal or valid is withdrawn, suspended or substantially modified or lapses; or

(9)	There is any adverse change to any property owned by the Pledgor, causing the Pledgee to believe that the Pledgor’s ability to perform his obligations hereunder has been affected.

5.2.	The Pledgor shall notify the Pledgee in writing as soon as they become aware of or discover the occurrence of any event described in Article 5.1 or any event that might give rise thereto.

5.3.

Unless any of the above events set out in Article 5.1 has been solved to the satisfaction of the Pledgee, the Pledgee may, at the time of occurrence of such event or at any time thereafter, (a) send a written default notice to the Pledgor, requesting the Pledgor to forthwith make all outstanding payments and other payables under the Service Agreement, or promptly perform the Option Purchase Agreement or the Business Operation Agreement, or (b) exercise the pledge pursuant to Article 6 hereof.

6.	Exercise of Pledge

6.1

Prior to the satisfaction of all Secured Obligations and performance of all Contractual Obligations hereunder, the Pledgor shall not transfer or otherwise dispose of the Pledged Equity Interests without the Pledgee’s written consent.

6.2	The Pledgee shall issue to the Pledgor a default notice in exercising the pledge.

6.3	Subject to Article 5.3, the Pledgee may exercise the pledge concurrently with the giving of the default notice as per Article 5.3 or at any time thereafter.

6.4

The Pledgee shall have the priority to be indemnified in the form of all or part of the Pledged Equity Interests based on the conversion value thereof, or from the proceeds from the auction or sale of all or part of the Pledged Equity Interests in accordance with legal procedures, until the repayment of all outstanding service fees and other payables under the Service Agreement and the full performance of the Option Purchase Agreement and the Business Operation Agreement.

6.5

The Pledgor shall not hinder the Pledgee from and shall provide necessary assistance to the Pledgee in exercising the pledge pursuant to this Agreement in order for the Pledgee to realize such pledges.

7.	Miscellaneous

7.1	This Agreement is ancillary to the Master Agreement, provided that the validity of this Agreement shall not be affected thereby.

7.2	Any modification, extension, transfer and early termination of this Agreement shall be subject to the prior written consent of the Pledgee.

7.3	This Agreement shall be governed by and construed in accordance with the laws of the People’s Republic of China.

7.4

All disputes arising from or in connection with this Agreement shall be resolved by the parties through amicable negotiations. Should such negotiations fail, either party may refer the dispute to Shanghai Arbitration Commission for arbitration in accordance with its arbitration rules then in effect. The arbitration proceedings shall be conducted in Chinese. The arbitral award shall be final and binding on the parties.

7.5

During the term hereof, any moratorium/extension granted by the Pledgee to the Pledgor with respect to any default or delay in performance thereby shall not affect, impair or restrict any right or power conferred upon the Pledgee hereunder and as a creditor under applicable laws and regulations, and shall not be deemed to be its consent to such default, or constitute its waiver of any existing or future default thereby.

7.6

The Pledgor shall not be entitled to grant or transfer any of their rights and obligations hereunder without the prior consent of the Pledgee. This Agreement shall be binding upon the Pledgor and his respective successors, and upon the Pledgee and each of its successors and assigns. The Pledgee may at any time transfer all or any of its rights and obligations under the Master Agreement to its designated person (natural person/legal person), whereupon the transferee shall have all rights and obligations of the Pledgee hereunder as if such transferee were a party hereto. After the Pledgee has been changed as a result of the said transfer, the new parties to the pledge shall execute a new pledge contract.

7.7	All costs and out-of-pocket expenses in connection with this Agreement shall be for the account of the Pledgee.

7.8

This Agreement is written in Chinese and executed in five (5) originals, with one (1) original to be held by the Pledgor and Pledgee, one (1) original submitted to competent administration for market regulation, and the remaining original to be held by the Company.

7.9	IN WITNESS WHEREOF, the parties hereto have caused their respective authorized representatives to execute this Agreement as of the date first written above.

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[Signature Page to the Share Pledge Agreement]

Pledgee:

Shanghai Aihui Trading Co., Ltd.

By:	/s/ Yike CHEN
Name:	Yike CHEN
Title:	Legal Representative

[Signature Page to the Share Pledge Agreement]

Pledgor:

Xianxing HUANG

By:	/s/ Xianxing HUANG